Exhibit 99.1
NEWS RELEASE

Tuesday,	April 22, 2008

Contact:	Margaret K. Dorman Chief Financial Officer (281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS
FIRST QUARTER EARNINGS OF 87 CENTS PER SHARE
     HOUSTON, Texas (April 22, 2008)... Smith International, Inc. (NYSE: SII) today announced first quarter net income of $175.0 million, or 87 cents per share, on revenues of $2.37 billion. The Company’s results for the comparable prior year quarter, net of a four-cent non-recurring tax benefit, were $152.7 million, or 76 cents per share, on revenues of $2.11 billion. Improved Oilfield segment earnings, which increased 17 percent over the prior year quarter, accounted for the year-on-year growth in base profitability levels.
     Revenues were 12 percent above the prior year quarter and three percent higher than the December 2007 period. The year-on-year revenue growth stemmed from a 15 percent improvement in Oilfield segment business volumes. Oilfield segment sales outside North America grew 24 percent over the prior year quarter supported by higher spending in the Former Soviet Union (“FSU”), the North Sea and Latin American markets. On a sequential quarter basis, the revenue growth was largely concentrated in the Western Hemisphere region influenced by the seasonal drilling pick-up in Canada, higher deepwater business volumes in the Gulf of Mexico and increased customer spending in the U.S. downstream distribution sector.
     Commenting on the results, Chairman and CEO, Doug Rock stated, “Both segments of our business performed well in the first quarter, enabling Smith to report record revenues and earnings. Whereas, we believe international growth will outpace North America for the near-term, the rapid emergence of unconventional gas plays could influence the pace of North American drilling going forward. Unconventional gas drilling has favorable implications for the industry and drives demand for Smith’s products and services specifically designed for directional drilling programs.”

     Margaret Dorman, Chief Financial Officer, added, “Smith’s first quarter results show improved Oilfield segment margins and solid free cash flow generation — evidencing a good start to the 2008 fiscal year. We achieved five percent sequential earnings growth despite a reasonably-flat global rig count and a lower relative-margin product mix. Smith’s Oilfield segment operating margins improved to 20.1 percent in the first quarter of 2008 — 20 basis points above the prior year period and 60 basis points higher than the December 2007 quarter.”
     M-I SWACO’s first quarter revenues totaled $1.23 billion, 19 percent higher on a year-on-year basis and three percent above the December 2007 quarter. Compared to the prior year period, the revenue growth was generated outside North America influenced by an increased number of land-based drilling projects in Latin America and the FSU region. Additionally, higher demand for environmental equipment and base fluid products for Eastern Hemisphere offshore drilling programs also contributed to the period-to-period growth. From a sequential perspective, the revenue improvement was largely driven by higher base fluid volumes in the offshore market, including the deepwater Gulf of Mexico, the Persian Gulf and the Caspian Sea.
     Smith Technologies reported revenues of $274.7 million, 13 percent higher than the prior year period and three percent above the fourth quarter of 2007. The year-on-year revenue growth was primarily influenced by the U.S. operations, reflecting higher drill bit volumes and increased demand in the Gulf of Mexico for our third-generation Rhino®Reamer borehole enlargement tool. Higher non-North American revenue levels also contributed to the reported growth, supported by increased drill bit market penetration in Latin America and significant Rhino®Reamer demand in the FSU and North Sea regions. On a sequential quarter basis, the revenue growth was largely concentrated in North America driven by higher Canadian drilling activity and an increased number of new borehole enlargement projects in the U.S. offshore market.
     Services’ revenues totaled $299.8 million in the first quarter of 2008, six percent above the year-ago level and modestly below the December 2007 period. Lower drill pipe sales volumes, which fell 27 percent from the prior year quarter and 38 percent sequentially, influenced the period-to-period comparisons. The decline in the level of year-on-year drill pipe shipments was more than offset by increased demand for higher relative-margin business lines, including premium tubular products, hydra-jar® tools and high-performance completion equipment. Compared to the December 2007 quarter, non-drill pipe revenues grew five percent - favorably impacted by new contract awards in Latin America and increased market penetration in West Africa.

     Wilson reported record revenues of $568.1 million, four percent above the prior year period and eight percent higher on a sequential quarter basis. Both comparisons largely reflect the performance of the downstream and industrial operations, which posted revenue growth 10 percent above the prior year period and 20 percent higher than the December quarter. The improvement reflects increased turnaround activity in the refining and petrochemical sector and higher capital project spending in the mining and LNG customer segment.
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (800) 233-1182 and requesting the Smith International call hosted by Doug Rock. A replay of the conference call will also be available through Tuesday, April 29, 2008, by dialing (888) 843-8996 and entering conference call identification number 21161942.
     Certain comments contained in this news release and today’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe,” “encouraged,” “expect,” “expected,” “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.

     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data — Schedule III in this release for the corresponding reconciliations to GAAP financial measures for the period ended March 31, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007

Revenues	$2,370,998	$2,107,724	$2,297,174

Costs and expenses:
Costs of revenues	1,589,514	1,431,759	1,542,934
Selling expenses	320,399	272,333	317,780
General and administrative expenses	82,278	72,504	80,577

Total costs and expenses	1,992,191	1,776,596	1,941,291

Operating income	378,807	331,128	355,883

Interest expense	16,301	18,534	16,748
Interest income	(896)	(764)	(1,257)

Income before income taxes and minority interests	363,402	313,358	340,392

Income tax provision	117,291	93,099	107,902

Minority interests	71,120	60,101	65,483

Net income	$174,991	$160,158	$167,007

Earnings per share:
Basic	$0.87	$0.80	$0.83

Diluted	$0.87	$0.80	$0.83

Weighted average shares outstanding:
Basic	200,808	199,980	200,424

Diluted	201,942	201,426	202,010

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007

Current Assets:
Cash and cash equivalents	$148,374	$158,267
Receivables, net	1,917,057	1,750,561
Inventories, net	1,767,709	1,658,172
Other current assets	159,858	160,735

Total current assets	3,992,998	3,727,735

Property, Plant and Equipment, net	1,139,053	1,105,880

Goodwill and Other Assets	1,240,136	1,228,265

Total Assets	$6,372,187	$6,061,880

Current Liabilities:
Short-term borrowings	$120,740	$139,481
Accounts payable	775,344	655,413
Other current liabilities	399,549	378,406

Total current liabilities	1,295,633	1,173,300

Long-Term Debt	794,995	845,624

Other Long-Term Liabilities	323,875	317,286

Minority Interests	1,200,355	1,130,773

Stockholders’ Equity	2,757,329	2,594,897

Total Liabilities and Stockholders’ Equity	$6,372,187	$6,061,880

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007

REVENUE DATA

Consolidated:
United States	$1,012,679	$961,504	$1,001,320
Canada	234,425	237,139	200,258

North America	1,247,104	1,198,643	1,201,578

Latin America	226,977	148,338	208,282
Europe/Africa	596,492	478,678	580,720
Middle East/Asia	300,425	282,065	306,594

Non-North America	1,123,894	909,081	1,095,596

Total	$2,370,998	$2,107,724	$2,297,174

Oilfield (a):

North America	$709,283	$681,580	$701,345

Latin America	220,281	143,397	205,429
Europe/Africa	580,189	462,668	563,878
Middle East/Asia	293,174	274,039	299,631

Non-North America	1,093,644	880,104	1,068,938

Total	$1,802,927	$1,561,684	$1,770,283

BUSINESS UNIT/SEGMENT DATA

Revenues:
M-I SWACO	$1,228,429	$1,035,084	$1,190,258
Smith Technologies	274,725	244,091	267,089
Smith Services	299,773	282,509	312,936

Oilfield	1,802,927	1,561,684	1,770,283

Distribution	568,071	546,040	526,891

Total	$2,370,998	$2,107,724	$2,297,174

Operating Income:
Oilfield	$361,495	$311,013	$345,209
Distribution	29,209	29,235	20,830
General corporate	(11,897)	(9,120)	(10,156)

Total	$378,807	$331,128	$355,883

NOTE (a): Excludes revenues from the Wilson Distribution operations.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007

OTHER DATA

Operating Income(b):
Smith ownership interest	$292,470	$257,502	$277,078
Minority partner ownership interest	86,337	73,626	78,805

Total	$378,807	$331,128	$355,883

Depreciation and Amortization(b):
Smith ownership interest	$40,477	$33,635	$39,701
Minority partner ownership interest	12,124	10,745	12,134

Total	$52,601	$44,380	$51,835

Gross Capital Spending(b):
Smith ownership interest	$57,731	$61,092	$85,839
Minority partner ownership interest	16,299	15,741	21,452

Total	$74,030	$76,833	$107,291

Net Capital Spending(b) (c):
Smith ownership interest	$44,655	$48,303	$76,435
Minority partner ownership interest	15,001	13,857	19,699

Total	$59,656	$62,160	$96,134

NOTE (b): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.
NOTE (c): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE III
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007

Consolidated Net Income:
GAAP consolidated net income	$174,991	$160,158	$167,007
R&D tax credit and other tax adjustments	—	(7,467)	—

Non-GAAP consolidated net income	$174,991	$152,691	$167,007

Diluted Earnings per Share:
GAAP diluted earnings per share	$0.87	$0.80	$0.83
R&D tax credit and other tax adjustments	—	(0.04)	—

Non-GAAP diluted earnings per share	$0.87	$0.76	$0.83